U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

   Dickerson                        Frank
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   (Last)                          (First)                        (Middle)

   MWH Energy & Infrastructure, Inc
   175 West Jackson Boulevard
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                                    (Street)

   19th Floor
   Chicago                             IL                  60604-2814
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   (City)                            (State)                (Zip)


________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                 10/01/02
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

                            Ross Systems, Inc (ROSS)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)



________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                                 Amount         sion or        Direct      6. Nature of
                         ----------------------                              or             Exercise       (D) or         Indirect
                         Date       Expira-                                  Number         Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                     of             Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                    Shares         Security       (Instr. 5)     (Instr. 5)
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
 Non- Quilified Stock Option      08/22/11         Common Stock            10,000         $3.50           D
 (right to buy)
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 Non- Quilified Stock Option      11/14/11         Common Stock             4,000         $5.40           D
 (right to buy)
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
Explanation of Responses:


       /s/ Frank Dickerson                                    October 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

 Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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